SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1  )

                                  Viatel, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of class of securities)

                                    925529208
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement [ ].


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*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 925529208                   13G                    Page 2  of 5  Pages



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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          King Investment Advisors, Inc
	    76-0185389

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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION
        1980 Post Oak Blvd., Suite 2400
        Houston, Tx  77056-3898


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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            222950
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             0
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             222950
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       0
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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          222950

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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .4416%

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  12.  TYPE OF REPORTING PERSON*

          IA


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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 925529208                   13G                   Page 3  of  5  Pages


Item 1.     (a)   Name of Issuer:
                  Viatel, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  685 Third Ave.
                  New York, NY  10017
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                   Roger E. King
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                   1980 Post Oak Blvd., Suite 2400
                   Houston, TX  77056
                  --------------------------------------------------------------
            (c)   Citizenship:
                    USA

                               -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           925529208
                               -------------------------------------------------

Item 3.     (e) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

CUSIP No. 925529208                  13-G                   Page 4  of  5  Pages



Item 4.  Ownership.

     (a)  Amount beneficially owned: 222,950 shares

     (b)  Percent of class:  .4416%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or direct the vote

                222,950 shares,

          (ii)  Shared power to vote or direct the vote

                0 shares,

          (iii) Sole power to dispose or to direct the disposition of

                222,950 shares, and

          (iv)  Shared power to dispose or to direct the disposition of

                0 shares.

Item 5.  Ownership of Five Percent or Less of a Class.
        Now own less than 5%

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable

Item 8.  Identification and Classification of Members of the
Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and to not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 925529208                   13-G                   Page 5  of  5 Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       March 6, 2001


Signature:  /s/ Roger E. King
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Name/Title  Roger E. King, President
	      King Investment Advisors, Inc.
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